REIMBURSEMENT AGREEMENT

This REIMBURSEMENT AGREEMENT ("Agreement"), dated as of the 1st day of December, 1998, is by and among MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (the "Company") and KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

WHEREAS, in order to provide financing for the construction of a building, renovation of a building and installation in the buildings of machinery and equipment and for the costs related thereto, the Company as requested, that the Town of Colonie Industrial Development Agency (the "Agency") issue its Taxable Industrial Development Revenue Bonds in the aggregate principal amount of Six Million Dollars ($6,000,000) (the "Bonds") under the terms and conditions more fully set forth in the Trust Indenture dated as of December 1, 1998 (the "Indenture"), by and between the Company and Manufacturers And Traders Trust Company as Trustee (the "Trustee"); and

WHEREAS, to enhance the marketability of the Bonds the Company has applied to the Bank for the issuance of a letter of credit (the "Letter of Credit") in favor of the Trustee in an aggregate amount of Six Million One Hundred Sixty Thousand Two Hundred Seventy Four and no/100ths Dollars ($6,160,274.00) to secure the payment of the principal of and accrued interest on the Bonds; and

WHEREAS, it is the purpose of this Agreement to set forth the Bank's commitment to issue the Letter of Credit and the Company's agreement to reimburse the Bank for any and all payments made by the Bank pursuant to the Letter of Credit; and NOW THEREFORE, in consideration of the mutual agreements made herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION ONE
DEFINITIONS

Section 1.1. Terms Defined. Unless otherwise defined herein, capitalized terms shall be defined as set forth in the Indenture. As used in this Agreement, the following terms have the following respective meanings. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP. The definition of each agreement, document, and instrument set forth in this Section 1.1 shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time:

"Agency" shall mean the Town of Colonie Industrial Development Agency, a public benefit corporation of the State of New York.

"Bank Obligation" shall mean an amount equal to the aggregate outstanding liability of the Bank from time to time under the Letter of Credit.

"Bank" shall mean KeyBank National Association, its successors and assigns. "Bank Documents" shall have the meaning set forth in the Indenture.

"Bonds" shall mean the Six Million Dollars ($6,000,000) Town of Colonie Industrial Development Agency Taxable Industrial Development Revenue Bonds (Mechanical Technology Incorporated Project - Letter Of Credit Secured) Series 1998A, issued by the Agency pursuant to the Indenture.

"Building Loan Agreement" shall mean the building loan agreement among the Agency, the Company and the Bank dated as of December 1, 1998.

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"Business Day" shall mean any day of the year other than (i) a Saturday or
Sunday, (ii) any day on which banks located in either Albany, New York, or the principal corporate trust office of the Trustee is located are required or authorized by law to remain closed, or (iii) any day on which the New York Stock Exchange is closed.

"Capital Expenditures" shall mean all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed within three months (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" shall mean, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"Closing Date" shall mean the Date of Issuance, or such other date agreed upon by the Company and the Bank.

"Company" shall mean, Mechanical Technology, Incorporated, a New York corporation.

"Completion Date" shall mean April 30, 1999.

"Contract Assignment" shall mean the Assignment Of Contract Rights, dated as of December 1, 1998 given by the Company to the Bank.

"Date of Issuance" shall mean the date of issuance of the Letter of Credit.

"Default Rate" shall mean an interest rate per annum equal to four percent (4%) in excess of the Prime Rate, with each change in the Prime Rate automatically changing the Default Rate.

"Drawing" shall mean any drawing under the Letter of Credit.

"Environmental Law" shall mean any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, and all regulations thereunder.

"Event of Default" shall have the meaning assigned thereto in Section 8 hereof.

"Expiration Date" shall mean April 30, 1999.

"Fee Calculation Amount" shall have the meaning set forth in Section 2.2(b).

"Financing Documents" shall have the meaning set forth in the Indenture.

"Fiscal Quarter" shall mean a fiscal quarter of a Fiscal Year.


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"Fiscal Year" shall mean the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on September 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1998") refer to the Fiscal Year ending on September 30 of such calendar year.

"Fixed Charges" shall mean scheduled current maturities of long term Debt (including payments on Capital Leases) determined in accordance with GAAP plus interest expense plus operating lease expense plus non-financed Capital Expenditures.

"Fixed Charge Coverage Ratio" shall mean the ratio of Operating Cash Flow to Fixed Charges.

"GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"General Contract" shall mean the construction contract with respect to the Project being constructed on the Premises, between the Company and the general contractor for such construction.

"Guarantor" shall mean Ling Electronics, Inc.

"Guaranty" shall mean the unconditional guaranty of payment by the Guarantor of the obligations of the Company hereunder.

"Indenture" shall mean the Trust Indenture, dated as of November 1, 1998 between the Agency and the Trustee.

"Indenture Default" shall mean an Event of Default under and pursuant to the Indenture.

"Interest Commitment" shall have the meaning set forth in the Letter of Credit.

"Interest Payment Date" shall have the meaning set forth in the Indenture.

"Interest Rate" shall mean the Prime Rate plus two (2%) percent.

"Letter of Credit" shall mean the Letter of Credit to be issued by the Bank on the Date of Issuance pursuant to this Agreement, such Letter of Credit to be substantially in the form of Exhibit A attached hereto.

"Letter of Credit Commitment" shall have the meaning set forth in the Letter of Credit.

"Letter of Credit Fee" shall have the meaning set forth in Section 2.2(b) of this Agreement.

"Leverage Ratio" shall mean the ratio of Total Liabilities to Tangible Net
Worth.




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"Lien" shall mean, with respect to any Person, any interest granted by such
Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

"Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of either the Company or its Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Bank Documents or upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Bank Document.

"Mortgage" shall mean the Mortgage and Security Agreement creating a good and valid first mortgage lien on the Mortgaged Property as that term is defined therein, given by the Agency and the Company to the Bank, dated as of November 1, 1998.

"Operating Cash Flow" shall mean net income after taxes and exclusive of (i) extraordinary gains/losses, (ii) gains/losses on discontinued operations (iii) gains/losses on asset sales plus depreciation, plus amortization, plus interest expense plus lease expense less dividends and distributions and less advances of any kind to Plug Power except for advances funded by grants or equity offerings or funded through the loans advanced under a Credit Agreement with the Bank dated September 22, 1998 and (iv) the impact of any profit or loss recognized or realized by the Company from its investment/interest in Plug Power.

"Organizational Documents" shall mean with respect to a corporation, its certificate of incorporation and bylaws, with respect to a limited liability company, its articles of organization and operating agreement, with respect to a partnership, its partnership agreement, with respect to other entities such documents as create and continue the existence of the entity and specify the manner in which its affairs are governed.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"Permitted Encumbrances" shall have the meaning set forth in the Indenture.

"Person" means any natural person, corporation (which shall be deemed to include business trust), association, partnership, political entity, or political subdivision thereof.

"Plan" shall mean any plan defined in Section 4021(a) of ERISA in respect of which Company is an "employer" or a "substantial employer" as defined in
Section 3(5) and 4001(a)(2) of ERISA, respectively.

"Plans and Specification" shall mean the detailed plans and specifications for the Project prepared by the architect for the Project and approved by the Bank.

"Pledge And Security Agreement" shall mean the Pledge And Security Agreement, dated as of December 1, 1998 among the Company, the Bank, and the Trustee.

"Pledged Collateral" shall mean the collateral in which the Company has given the Bank a mortgage lien pursuant to the Mortgage or a security interest pursuant to the Security Agreement and/or the Pledge And Security Agreement.
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"Plug Power" shall mean Plug Power, LLC.

"Premises" shall mean that certain premises owned by the Agency and located at 968 Albany-Shaker Road, Town of Colonie, Albany County, New York as more fully described in the Mortgage.

"Prime Rate" shall mean that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced. The Prime Rate may not be the lowest rate charged by the Bank for commercial or other extensions of credit.

"Principal Commitment" shall have the meaning set forth in the Letter of Credit.

"Prohibited Transaction" shall mean any prohibited transaction as that term is defined for purposes of ERISA.

"Project" shall mean the building to be constructed on the Premises.

"Purchaser" shall mean the original purchaser or purchasers of the Bonds.

"Remarketing Agent" shall mean, initially, First Albany Corporation.

"Remarketing Drawing" shall have the meaning set forth in the Letter of Credit.

"Rental Expense" shall mean for any period the consolidated rental expense of the Company and its Subsidiaries for such period.

"Reportable Event" shall mean any reportable event as that term is defined in ERISA.

"Security Agreement" shall mean the Security Agreement, dated as of December 1, 1998, given by the Agency and the Company to the Bank.

"Senior Debt" shall mean all Debt of the Company and its Subsidiaries other than Subordinated Debt.

"Subordinated Debt" shall mean any indebtedness of the Company and its Subsidiaries which has subordination terms, covenants, pricing and other terms applicable to such indebtedness which has been approved by the Bank.

"Subsidiary" shall mean with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, an interest of at least 25% (whether by share holding, partnership interests or otherwise) but as to the Company, Plug Power shall not be considered a Subsidiary.

"Tangible Net Worth" shall mean tangible net worth as determined in accordance with GAAP.

"Tender Agent" shall mean the Trustee or any successor Trustee under the Indenture.

"Title Company" shall mean First American Title Insurance Company of New York.

"Title Policy" shall mean the ALTA Loan Policy to be issued by the Title Company with respect to the Premises for which the Title Company has issued a commitment in compliance with Section 5.2.

"Total Liabilities" means total liabilities as determined in accordance with GAAP.

"Trustee" means Manufacturers And Traders Trust Company, or any successor Trustee under the Indenture.

"Unmatured Event of Default" means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

SECTION TWO
ISSUANCE OF LETTER OF CREDIT

Section 2.1. Issuance of Letter of Credit. Subject to the terms and conditions hereof, the Bank agrees to execute and deliver the Letter of Credit. The obligations of the Bank under the Letter of Credit shall be absolute and irrevocable and shall be performed strictly in accordance with the terms of the Letter of Credit and this Agreement.




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Section 2.2. Fees and Reimbursement for Letter of Credit (a)    The Company
hereby agrees to pay the following to the Bank: (i)	Before 2:00 p.m.,
Albany, New York time, on each date that any Drawing under the Letter of Credit pursuant to Section 408 of the Indenture is made, the Company shall pay a sum equal to the amount of the drawing under the Letter of Credit, plus (x) interest accrued, if any, on the amount so drawn under the Letter of Credit as determined pursuant to clause (iii) of this subsection (a) of this Section 2.2, plus (y) any and all charges and expenses which the Bank may pay or incur relative to such Drawing under the Letter of Credit, plus (z) a fee in the amount of Two Hundred Dollars ($200) for that Drawing under the Letter of
Credit. (ii)	Upon each transfer of the Letter of Credit in accordance with its terms and as a condition thereto, the Company shall pay $500 to cover the costs and expenses to the Bank incurred in connection with such transfer. (iii) The Company shall pay interest at the Interest Rate, payable on demand on any and all amounts of any not paid by the Company when due under any section of this Agreement from the date such amounts become due until payment in full.
(iv)For any payment of principal and/or interest not paid within ten (10) days when due, the Company shall pay a late charge of an amount equal to the greater of fifty dollars ($50) or four percent (4%) of the amount of the payment.
(v)The Company shall pay on demand, reasonable costs, fees and expenses incurred by the Bank in connection with the issuance of the Letter of Credit and the preparation or execution of any documents or opinions related thereto.
(vi)The Company shall pay on demand, any and all reasonable expenses incurred by the Bank in enforcing any of its rights under the Bank Documents.

(b)	The Company hereby agrees to pay to the Bank: (i)	A commitment
fee (the "Commitment Fee") of $70,000.00 ($20,000.00 of which was paid prior to
the date of this Agreement) and (ii)	A commission (the "Letter of Credit
Fee") equal to an amount calculated by multiplying the "Applicable Percentage" set forth at clause (1) of this subsection (b)(ii) of this Section 2.2 times the maximum "Fee Calculation Amount" as described at clause (2) of this subsection (b)(ii) of this Section 2.2. The Letter of Credit Fee shall be payable annually on the Date of Issuance and each anniversary of the Date of Issuance thereafter until the Expiration Date of the Letter of Credit. (1) (x) If the Company is in compliance with all of the covenants, terms and conditions of this Agreement and any other agreement with the Bank and the Leverage Ratio is no greater than 1.5 to 1 after receipt of the fiscal year end 1998 financial statements, the Applicable Percentage shall be 1.5%; (y) if the conditions set forth at (x) have been met and the Company's annual revenue is at least $50,000,000.00, the Applicable Percentage will be 1.1%; and (z) at all other times, the Applicable Percentage shall be 2%. (2) The "Fee Calculation Amount" shall be the sum of (i) the maximum amount then available to be drawn under the Letter of Credit. If the Letter of Credit is terminated prior to the Expiration Date, the Letter of Credit Fee shall be refunded to the Company on a pro rata basis.

(c)	If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall impose, modify or deem applicable any reserve, special deposit or similar requirement which would increase or decrease the Bank's costs(i) generally upon the issuance or maintenance of letters of credit by the Bank, (ii) specifically in respect of this Agreement or the Letter of Credit, or (iii) in respect of any capital adequacy requirement (including, without limitation, a requirement which affects the manner in which the Bank allocates capital resources to its commitments), and the result of such an increase or decrease in costs as described in clause (i), (ii), or (iii) above shall be to increase or decrease the costs to the Bank of issuing or maintaining the Letter of Credit (which increase or decrease in costs shall be the result of the Bank's reasonable allocation, of the aggregate of such cost increases or decreases resulting from such events), then, (x) within thirty
(30) days of the Bank's obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify the Company and (y) upon receipt of such notice from the Bank, accompanied by a certificate as to such increased or decreased cost, the Company shall pay or receive a refund as of the effective date of such change or interpretation all additional amounts which are necessary to compensate the Bank or the Company for such increased or decreased cost incurred by the Bank.

(d)	The Company's obligations to make payments to the Bank under this
Section 2.2 shall be deemed satisfied to the extent of payments made by the Trustee to the Bank from funds on deposit with and held by the Trustee pursuant to the Indenture.

Section 2.3. Company's Obligations Unconditional. The payment obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a)	Any lack of validity or enforceability of the Bank Documents, the
Financing Documents or any other agreement or instrument relating thereto; (b) Any amendment or waiver of or any consent to departure from the terms of the Letter of Credit, the Bank Documents, the Financing Documents or any other
agreement or instrument relating thereto; (c)	The existence of any claim,
setoff, defense or right which the Company may have at any time against any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated by the Bank Documents, the Financing
Documents, or any unrelated transaction; (d)	Any statement or any other
document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or
inaccurate in any respect whatsoever; or (e)	Payment by the Bank under the
Letter of Credit against presentation of a request which on its face appears to be in accordance with the terms of the Letter of Credit.

Section 2.4. Payments. The payments and amounts due the Bank under Section 2.2 above shall be made at 66 South Pearl Street or by the Bank's debiting the Company's operating account with the Bank presently identified as Account No. 324300014853 (the "Operating Account"). The Company covenants and agrees that on the date any payment or other amount is due under Section 2.2 above, the Company will have unrestricted funds in the Operating Account in an amount no less than the amount then due.

Section 2.5 Extension of Expiration Date. The Expiration Date automatically will be extended for one year periods to successive anninversaries of the Expiration Date unless not fewer than ninety (90) days prior to the currently operative Expiration Date, the Bank notifies the Company, the Agency and the Trustee that the Bank will not extend the Expiration Date.

SECTION THREE
REPRESENTATIONS AND WARRANTIES

The Company expressly represents and warrants that:




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Section 3.1. Existence and Legal Authority. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted, to enter into the Bank Documents to which it is a party and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of such Bank Documents to which it is a party. The Company is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect on its business.

Section 3.2. Due Execution and Delivery. The Company has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Bank Documents to which it is a party, and each of the Bank Documents to which it is a party has been duly executed and delivered by it and authorized, by all required corporate action, and the Company has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Bank Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

Section 3.3. No Breach of Other Instruments. Neither the execution and delivery of the Bank Documents to which the Company is a party, nor the compliance by the Company with the terms and conditions of the Bank Documents to which it is a party, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of its Organizational Documents, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other organizational restriction or law, regulation, rule or order of any governmental body or agency to which the Company is now a party or is subject, or imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company pursuant to the terms of any such agreement or instrument.

Section 3.4. Government Authorization. No consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by the Bank Documents other than any state or federal securities or "blue sky laws".

Section 3.5. Pledged Collateral. The Company has good fee simple title to the Premises, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances, except the Permitted Encumbrances. Upon proper recording and/or filing with the appropriate authorities, the Mortgage, the Security Agreement and any financing statements executed in conjunction with the Security Agreement, and the Pledge And Security Agreement create a valid and prior perfected security interest and lien in favor of the Bank, subject to no other liens or encumbrances arising by, through or under the Company or any other Person, except for Permitted Encumbrances or as otherwise provided in the Financing Documents.

Section 3.6. Absence of Defaults, etc. The Company is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its Organizational Documents, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department, which default or violation in any of the aforesaid cases materially and adversely affects its business or property. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

Section 3.7. Indebtedness of Company. The Company does not have outstanding on the date hereof, any Indebtedness for borrowed money, except for such Indebtedness reflected on the financial statements referred to in

Section 3.8 hereof. Section 3.8. Financial Condition. The Company has furnished to the Bank true and correct financial statements audited by a certified public accountant as of its September 30, 1997 year end and has also provided its 10Q for the end of the third quarter of the current fiscal year, which financial statements and 10Q present fairly its financial condition at such date, and there has been no material adverse change in its financial condition since that date.

Section 3.9. No Adverse Change. Subsequent to the date of the financial statements referred to in Section 3.8 hereof, except as disclosed in interim statements previously submitted to the Bank, the Company has not incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business and there has not been any increase in the aggregate amount of its Indebtedness, or any change in its business, properties or condition, financial or otherwise, except for changes arising in the ordinary course of business or in connection with the issuance and sale of the Bonds or as may be otherwise disclosed in writing to the Bank prior to the date hereof.

Section 3.10. Taxes. The Company has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by it. The provisions for taxes reflected in the most recent balance sheet included in the financial statements referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which the Company is liable for the period ended on the date of such balance sheet and all prior periods. The Company knows of no deficiency assessment or proposed deficiency assessment of taxes against it, except as may be otherwise disclosed in writing to the Bank prior to the date hereof.

Section 3.11. Litigation. Except as set forth on Exhibit B attached hereto, prior to the date hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which could result in any adverse change in the business, property or assets, or in the condition, financial or otherwise, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by it, none of which, either individually or in the aggregate, if adversely determined, would materially impair the right or ability of it to carry on its business substantially as now conducted or materially adversely affect its financial position or operations.

Section 3.12. Ownership of Property. Except for Permitted Encumbrances or as otherwise permitted in any of the Bank Documents to each of which the Company is a party, the Company has good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, respectively, and good and marketable title to substantially all its other property and assets , subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with its operations conducted thereon. Except for Permitted

Encumbrances, the real property and all other property and assets of the Company are free from any liens or encumbrance securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which the Company is a party is in full force and effect, and no material default on its part or, to its knowledge, any other party thereto exists.

Section 3.13. Environmental Matters. The Company is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on it or its ability to fulfill its obligations under this Agreement or any of the other Bank Documents to which it is a party.

SECTION FOUR
CLOSING CONDITIONS

The obligation of the Bank to issue the Letter of Credit on the Closing Date shall be subject to the following conditions precedent:

Section 4.1. Execution and Delivery of the Bank Documents and the Financing Documents and Receipt of Other Documents and Information. With respect to issuance of the Letter of Credit, the Company shall have delivered to the Bank fully executed copies of each of the Bank Documents, and the Trustee and the Company shall have duly executed and delivered the Note Documents.

Section 4.2. Issuance and Sale of the Bonds. The Bonds shall have been duly issued and sold to the Purchaser pursuant to the Financing Documents.

Section 4.3. Representations and Warranties True as of Closing and No Event of Default. The representations and warranties contained in this Agreement and the other Bank Documents, shall be true in all material respects on the Closing Date with the same effect as though made on and as of that date and no condition, event or act shall have occurred which constitutes an Event of Default or, with notice or lapse of time, or both, would constitute an Event of Default.

Section 4.4. Opinion of Company's Counsel. The Bank shall have received from counsel to the Company, on behalf of the Bank, an opinion with respect to (i) the matters described in Sections 3.1, 3.2, and 3.4 of this Agreement, (ii) the matters described in Sections 3.3, 3.6 and 3.11 of this Agreement, to such counsel's knowledge and belief after inquiry and (iii) such other matters incident to the transactions contemplated hereby as the Bank may reasonably request.

Section 4.5. Opinion of Agency's Counsel. The Bank shall have received from counsel for the Agency, an opinion with respect to (i) the valid organization and good standing of the Agency, (ii) the regularity of all proceedings with respect to the approval of the issuance of the Bonds, (iii) the qualification of the Project under Title 1 of Article 18A of the General Municipal Law of the State of New York, (iv) the valid issuance and enforceability of the Bonds, and
(v) such other matters as the Bank may reasonably require.

Section 4.6. Proceedings Satisfactory. All proceedings taken in connection with the execution and delivery of this Reimbursement Agreement and the other Bank Documents shall be satisfactory to the Bank and the Bank shall have received copies of such certificates, documents and papers as reasonably requested in connection therewith, all in form and substance satisfactory to the Bank.

SECTION FIVE
ISSUANCE OF LETTER OF CREDIT

Section 5.1. Execution and Delivery of Miscellaneous Documents. The Bank will not issue the Letter of Credit until the Company shall have delivered to the
Bank:

(a)	Flood Certification. Evidence that no portion of the Premises is located in a special flood hazard area as identified by HUD or, if it is so located, that appropriate insurance coverage has been obtained.

(b) Insurance. Certificates of insurance and evidence of payment of premiums therefor with respect to the insurance required by the Bank with respect to the Premises as set forth in Section 6.2 below, including, but not limited to, general liability insurance and hazard insurance, and flood insurance if applicable.

(c)	Survey. A survey of the Premises prepared by a registered surveyor satisfactory to the Bank containing such detail as is satisfactory to the Bank.

(d)	Environmental Audit. A Phase I environmental audit of the Premises satisfactory to the Bank in its sole discretion prepared by an environmental consultant satisfactory to the Bank.

(e)	Title Commitment. A Commitment to issue an ALTA Loan Policy of Title
Insurance issued by the Title Company with respect to the Premises in the amount of the Letter Of Credit (i) insuring that the Mortgage as of the time of its filing for record, is a first and best lien upon the Premises and that the title to the Premises is free, clear and unencumbered, subject only to Permitted Encumbrances; (ii) insuring the priority of the Mortgage over mechanics or materialmen's liens; (iii) obligating the Title Company to affirmatively insure that access to the Premises is by a dedicated and accepted public right-of-way; and (iv) including such endorsements and affirmative insurance as may be required by the Bank, including, but not limited to, the so-called "Pending Disbursement Endorsement".

(f)	Compliance. Evidence satisfactory to the Bank that the Premises, and the proposed and actual use thereof, will comply with all applicable laws, statutes, codes, ordinances, rules and regulations, including, but not limited to, zoning and Environmental Laws, of all governmental authorities having jurisdiction over the same, and that there is no action or proceeding pending (or any time for an appeal of any decision rendered) before any court, quasi-judicial body or administrative agency at the Date of Issuance relating to the validity of this Reimbursement Agreement on the transactions contemplated hereby or the proposed or actual use or operation of the Premises.

(g)	Appraisal. A written appraisal (the "Appraisal") of the Premises satisfactory to the Bank in all respects, prepared by an appraiser selected and directly engaged by the Bank pursuant to an engagement letter issued by the Bank, the cost of which Appraisal will be charged to the Company at Closing Date, and which Appraisal shall be prepared in accordance with the Uniform Standards of Professional Appraisal Practice applicable to Federally Related Transactions as set out in Appendix A to the real estate appraisal regulations adopted by the Office of the Comptroller of the Currency pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") (Sub-part C of 12 C.F.R. 34) and which Appraisal shall be updated, at the Company's cost, upon the occurrence of an event of default under any of the Credit Documents.

Section 5.2. Building Loan Agreement. Each disbursement from the Project Fund shall be subject to the conditions and provisions of the Building Loan Agreement and the Indenture.

SECTION SIX
COVENANTS

The Company covenants and agrees that, from the date of this Agreement and until the obligations of the Company to the Bank hereunder are satisfied in full, it will comply with the following provisions:

Section 6.1. Accounting; Financial Statements and Other Information. The Company will maintain, and will cause each Subsidiary to maintain, a standard system of accounting, established and administered in accordance with GAAP consistently followed through out the periods involved, and will set aside on its books, for each fiscal year, the proper amounts for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, and other purposes as shall be required by GAAP. The Company, unless the Bank shall otherwise consent in writing, will deliver to the Bank or cause to be delivered to the Bank:

(a)	Audit Report. Promptly when available and in any event within 120 days after the close of each Fiscal Year:(i) a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year in the form of the 10-K submitted by the Company to the SEC, certified without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Bank and (ii) consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Company and its Subsidiaries for such Fiscal Year, certified by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company.

(b)Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, internally prepared consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company.

(c) Compliance Certificates. Contemporaneously with the furnishing of a copy of each set of quarterly statements pursuant to subparagraph (c), a duly completed compliance certificate in form acceptable to the Bank, dated the date of such quarterly statements and signed by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Company, containing a computation of each of the financial ratios and restrictions set forth in
Section 7.9 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

(d)	Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the SEC; and copies of all registration statements of the Company or any Subsidiary filed with the SEC; and copies of all proxy statements or other communications made to security holders generally concerning material developments in the business of the Company or any Subsidiary.

(e)	Notice of Default, Litigation and ERISA Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

(i)	the occurrence of an Event of Default or an Unmatured Event of Default;
(ii)	any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Bank which has been instituted or, to the knowledge of the Company, is threatened against either the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which, if adversely determined, might reasonably be expected to have a Material
Adverse Effect; (iii)	the institution of any steps by any member of the
Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under
Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan
is or may become insolvent; (iv)	any cancellation or material change in
any insurance maintained by the Company or any Subsidiary; (v)	any event
(including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse
Effect; or (vi)	any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Bank's, rights with respect to the Collateral, are subject.

(f)	Subsidiaries. Promptly upon any change in the list of its Subsidiaries, a written report of such change.

(g)	Management Reports. Promptly upon the request of the Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

(h)	Budgets. As soon as practicable and in any event within 60 days after the commencement of each Fiscal Year, divisional and consolidated budgets for the Company and its Subsidiaries for such Fiscal Year prepared in a manner reasonably satisfactory to the Bank.

(i)	Other Information. From time to time such other information concerning the Company and its Subsidiaries as the Bank may reasonably request.

Section 6.2. Insurance and Maintenance of Properties and Business. The Company shall, and shall cause each of its Subsidiaries to, maintain insurance in responsible companies in such amounts and against such risks as is satisfactory to the Bank, and, in the case of all policies insuring property in which Bank shall have a lien or security interest of any kind, all such policies shall provide that the proceeds thereof shall be payable to it and Bank, as their respective interests may appear. All said policies or certificates thereof, including the endorsements, shall be deposited with the Bank; and such policies shall contain provisions that no such insurance may be canceled or decreased without thirty (30) days prior written notice to the Bank. In the event of acquisition by the Company of additional insurable Pledged Collateral, it shall cause such insurance coverage to be increased or amended in such manner and to such extent as prudent business judgment would dictate. If the Company shall at any time or times hereafter fail to obtain and/or maintain any of the policies of insurance required herein, or fail to pay any premium in whole or in part relating to such policies, Bank may, but shall not be obligated to, obtain and/or cause to be maintained insurance coverage with respect to the Pledged Collateral, including, at Bank's option, the coverage provided by all or any of the policies of the Company, and pay all or any part of the premium therefor, without waiving any default by Company; any sums disbursed by Bank shall be additional loans to Company by Bank payable on demand. Bank shall have the right to settle and compromise any and all claims under any of the policies required to be maintained by Company hereunder and the Company hereby appoints Bank as its attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in its name or the name of the Bank or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Company, but for this appointment, might or could perform. The Company will, upon request, furnish to the Bank a schedule of all insurance carried by it, setting forth in detail the amount and type of such insurance. The Company will maintain, in good repair, working order and condition, all properties used or useful in its the business.

Section 6.3. Payment of Indebtedness and Taxes. The Company will pay (a) all of its Indebtedness (not required to be subordinated hereunder) and other obligations in accordance with normal terms or any applicable grace periods and
(b) all taxes, assessments, and other governmental charges levied upon any of its respective properties or assets or in respect of its respective franchises, business, income, or profits before the same become delinquent, except that no such Indebtedness, obligations, taxes, assessments, or other charges need be paid if contested by the Company in good faith and by appropriate proceedings promptly initiated and diligently conducted and if appropriate provision, if any, as shall be required by GAAP, shall have been made therefor.

Section 6.4. Litigation; Adverse Changes. The Company will promptly notify the Bank in writing of (a) any event which, if existing at the date hereof, would require a material qualification of the representations and warranties set forth in Section 3.6 and (b) any material adverse change in the condition, business, or prospects, financial or otherwise, of the Company.

Section 6.5. Notice of Default. The Company will promptly notify the Bank of
(a) any Event of Default or event which with the passage of time or service of notice or both would constitute an Event of Default hereunder and (b) any demands made upon the Company by any Person for the acceleration and immediate payment of any material Indebtedness owed to such Person.

Section 6.6. Inspection. The Company will make available for inspection by duly authorized representatives of the Bank, its books, records, and properties, and will furnish the Bank such information regarding its respective business affairs and financial condition within a reasonable time after written request therefor.

Section 6.7. Environmental Matters. The Company:

(a)	Shall comply in all material respects with all Environmental Laws.

(b)	Shall deliver promptly to the Bank (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency, and (ii) copies of any documents submitted by the Company to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations.

(c)	Shall indemnify and hold Bank harmless from all liability or loss arising out of the application of any Environmental Law to Bank or to any collateral (including without limitation the Premises) for any loan to the Company, including, without limitation, any Environmental Law creating a lien upon property or imposing any liability upon Bank for any clean up costs; provided, however, that this indemnity shall not apply to liability arising out of willful violation of Environmental laws by the Bank.

Section 6.8. Payments Under Instalment Sale Agreement. The Company shall make the payments required pursuant to Section 5.3 of the Instalment Sale Agreement.

Section 6.9. Existence; Business. The Company will do all things reasonably necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. The Company will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, the Company shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation is not to jeopardize any franchise, license, permit, patent, or trademark necessary to conduct its business.

Section 6.10. Licenses. The Company shall have all licenses, permits and approvals required under any federal, state, or local statutes, regulation, ordinance, rule, or other legal requirement relating to the establishment, ownership or operation of any business conducted by it, including, without limitation, appropriate environmental approvals.

Section 6.11. Title. The Company will keep the title to the Pledged Collateral owned by it free and clear of all liens, encumbrances, easements, restrictions and claims, except for (a) the Permitted Encumbrances, (b) any lien, restriction or encumbrance created in connection with any Credit Document to which it is a party or otherwise approved by the Bank, and (c) real estate taxes and installment of special assessments, if any, which are a lien but not yet due and payable.

Section 6.12. Construction of Project. The Company will cause the construction of the Project to be carried forward with diligence and continuity and to be completed by the Completion Date, and in accordance with the Plans and Specifications and all applicable zoning, building and other laws, statutes, codes, ordinances, rules and regulations. The Company will comply with its obligations under the General Contract.

SECTION SEVEN
NEGATIVE COVENANTS

The Company further covenants and agrees that, from the date of this Agreement and until the obligations of the Company to the Bank hereunder are satisfied in full, the Company will, unless the Bank shall otherwise consent or agree, comply with the following provisions:

Section 7.1. Sale, Purchase of Assets. The Company will not, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets, including without limitation shares of corporate stock or other equity interests in entities, except in the ordinary course of business or as otherwise permitted under this Agreement, or (b) sell, lease, transfer, or otherwise dispose of any plant or other assets in an amount that exceeds Five Thousand Dollars ($5,000.00) per transaction, except for (i) assets sold for full and adequate consideration in the reasonable judgment of the Company which the Company has determined to be worn out or obsolete or not useful in the ordinary course of its business, and (ii) assets sold in the ordinary course of business provided that the Company receives full and adequate consideration in its reasonable judgment in exchange for such assets sold.

Section 7.2. Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)	Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)	Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

(c)	Liens identified in Schedule 7.2;

(d)	Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

(e)	attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)	easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(g)	Liens in favor of the Bank; and

(h)	Liens granted to secure repayment of the Bonds.

Section 7.3. Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)	obligations in respect of the Loan or any Letters of Credit;

(b)	other Debt due the Bank;

(c)	trade debt;

(d)	Debt of Guarantor owed to the Company;

(e) Debt of Subsidiaries (other than Guarantor) or Debt of Plug Power owed to the Company in the aggregate in excess of $750,000 during any Fiscal Year, provided that Debt in excess of $750,000 will be permitted to the extent that the loans by the Company are funded entirely with grant funds or equity
offering proceeds; (f)	the Bonds;

(g)	Subordinated Debt.

Section 7.4. Advances and Other Investments. The Company will not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

(a)	the advances permitted hereunder;

(b)	equity Investments existing on the Effective Date in Subsidiaries identified in Schedule 7.4; and

(c)	the Guarantor's bank deposits in the ordinary course of business;
provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than the Bank shall not at any time exceed the amount(s) necessary for payroll plus $50,000; provided, however, that no Investment otherwise permitted by clause (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

Section 7.5. Assumptions; Guaranties. The Company will not assume, guarantee, endorse, or otherwise become directly or contingently liable for (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure the creditor against loss) any obligation or Indebtedness of any other Person, except guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business.

Section 7.6. Mergers; Consolidation. The Company will not and will not permit any Subsidiary to merge or consolidate with any Person, dissolve, wind up its affairs, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person without the consent of the Bank which shall not be unreasonably withheld.

Section 7.7. Subordinated Debt. The Company will not make any payment upon its outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank.

Section 7.8. Bond Documents. The Company will not enter into an amendment of the Bond Documents, without the prior written consent of the Bank.

Section 7.9. Financial Covenants. The Company on a consolidated basis with its Subsidiaries shall, on a quarterly basis commencing September 30, 1998 and continuing quarterly thereafter:

(a) Fixed Charge Coverage Ratio. Not permit its Fixed Charge Coverage Ratio to be less than 2.0 to 1.0.

(b)	Leverage Ratio. Not permit its Leverage Ratio as of the last day of each quarter through and including the quarter ending June 25, 1999 to exceed
1.75 to 1.0 and for each quarter thereafter, exceed 1.5 to 1.

(c)	Losses. Not show losses for any two (2) consecutive quarters, excluding losses on the Company's investment in Plug Power.

SECTION EIGHT
EVENTS OF DEFAULT

Section 8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

(a)	Payments. The Company fails to make or cause to be made any payment to the Bank required to be made pursuant to the terms of this Agreement or any of the other Bank Documents to which it is a party for a period of ten (10) Business Days, or

(b)	Representations; Warranties. If any representation or warranty made herein by the Company, in any other written statement, certificate, report, or financial statement at any time furnished by or for the Company in connection herewith, proves to be incorrect in any material respect when made, or

(c)	Covenant Defaults. If the Company fails to perform or observe any other provision, covenant, or agreement contained in this Agreement or in any other of the Bank Documents, to which it is a party and such failure remains unremedied for thirty (30) calendar days after the Bank shall have given written notice thereof to the Company, or

(d)	Other Indebtedness. If the Company (i) fails to pay any Indebtedness for borrowed money (other than as arising under the Bank Documents) owing by the Company when due, whether at maturity, by acceleration, or otherwise or
(ii) fails to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than the Bank Documents) evidencing, securing or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure shall be waived by such holder(s) or trustee(s), or

(e)	Indenture. An Indenture Default shall have occurred, or

(f)	Adverse Change. If the Company discontinues business, or if there occurs a material adverse change in its business, property, or its condition or operations, financial or otherwise, or

(g)	ERISA. If any of the following events occur: (i) any Reportable Event which the Bank determines in good faith might constitute grounds for the termination of any Plan or for the appointment by the appropriate United States district court of a trustee to administer any Plan, continues for thirty (30) days after the Bank has given written notice thereof to the Company, (ii) any Plan incurs any "accumulated funding deficiency" (as such term is defined in ERISA) whether waived or not, (iii) the Company engages in any Prohibited Transaction, (iv) a trustee is appointed by an appropriate United States district court to administer any Plan, or (v) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or

(h)	Insolvency. If the Company (i) is adjudicated a debtor or insolvent, or ceases, is unable, or admits in writing its inability to pay its debts as they mature, or makes an Assignments for the benefit of creditors, (ii) applies for, or consents to, the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or any such receiver, trustee, or similar officer is appointed without the application or consent of the Company, (iii) institutes, or consents to the institution of, by petition, application, or otherwise, any bankruptcy reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction, (iv) has any such proceeding described in clause (iii) instituted against it which remains thereafter undismissed for a period of one hundred twenty (120) days or (v) has any judgment, writ, warrant of attachment or execution or similar process issued or levied against a substantial part of its property and such judgment, writ, or similar process is not released, vacated, or fully bonded within one hundred twenty (120) days after its issue or levy.

(i)	Other Credit Documents. If an event of default occurs under any of the other Bank Documents (other than this Agreement).

Section 8.2. No Waiver; Remedies. If an Event of Default occurs, the Bank may exercise any and all remedies, legal or equitable on behalf of the Bank, to collect the amounts due from the Company pursuant to this Agreement, and, in its sole discretion, may instruct the Trustee to redeem the Bonds. Upon receipt by the Trustee of such instructions from the Bank, the Bonds shall be redeemed pursuant to the Indenture. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.

SECTION NINE
TRANSFER, REDUCTION OR TERMINATION OF LETTER OF CREDIT

Section 9.1. Transfer of Letter of Credit and Termination of Letter of Credit and Related Matters.

(a) Transfer. The Letter of Credit may be transferred in accordance with the provisions set forth therein.

(b) Termination. The Letter of Credit shall terminate automatically on the earliest of (i) the payment by the Bank to the Trustee of the final drawing available to be made under the Letter of Credit; (ii) receipt by the Bank of the Letter of Credit and a certificate signed by an officer of the Trustee and an authorized representative of Company stating that no Bonds remain outstanding; (iii) receipt by the Bank of the Letter of Credit and a certificate signed by an officer of the Trustee and an authorized representative of Company stating that "An Alternate Credit Facility" in substitution for the Letter of Credit has been accepted by the Trustee and is in effect"; or (iv) the stated Expiration Date.

SECTION TEN
MISCELLANEOUS

Section 10.1. Liability of the Bank. Between the Company and the Bank, the Company assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit or its proceeds. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any of the proceeds thereof, or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, inaccuracy of any of the statements or representations contained therein or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including any failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except the Company shall have a claim against the Bank, and the Bank shall be liable to the Company, to the extent, but only to the extent of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Bank's willful misconduct or gross negligence in honoring a draft under the Letter of Credit, or (ii) the Bank's willful failure to pay under the Letter of Credit after presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, and may assume the genuineness and rightfulness of any signature thereon, without responsibility for further investigation, regardless of any notice or information to the contrary unless actually received by the Bank; provided, that if the Bank shall receive written notification from both the Trustee and the Company that documents conforming to the terms of the Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents and the Company shall indemnify and hold the Bank harmless from such failure to honor.

Section 10.2. Right to Set-Off. Upon the occurrence of any Event of Default hereunder the Bank is hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being expressly waived by the Company, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Company, or any part thereof in such amounts as such Bank may elect, against and on account of the obligations and liabilities of the Company to the Bank hereunder and claims of every nature and description of the Bank against the Company, whether arising hereunder or otherwise, as the Bank may elect, whether or not the Bank has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Bank agrees to notify the Company promptly of any such set-off and the application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

Section 10.3. Additional Collateral. As additional security for this Agreement, the Company agrees that in the event that Trustee shall, at any time or from time to time, in response to an acceleration of the Bonds, draw upon the Letter of Credit, the Bank shall be and become the assignee of all rights and interests of the Company and the Trustee. The Company does hereby consent to such Assignments, and agrees to execute any and all such documents, instruments and certificates in connection therewith as the Bank shall deem appropriate.

Section 10.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered, or mailed first-class postage prepaid, or sent by wire, telex, telecopier or similar electronic means of communication or delivered to a telegraph office for transmission, addressed to the appropriate address set forth below, if to the Bank, at: KeyBank National Association 66 South Pearl Street Albany, New York 12207-1501 Attention: William B. Palmer Vice President Fax Number: (518) 487-4285

With a copy to:

Edward J. Trombly, Esq.
HISCOCK & BARCLAY, LLP
One KeyCorp
Plaza, Suite 1100
30 South Pearl Street
Albany, New York 12207-3411

or at such other address as may have been furnished for such purpose to the Company by the Bank in writing; or

if to the Company, at:

Mechanical Technology Incorporated
968 Albany-Shaker Road
Latham, New York 12110
Attention: Cynthia A. Scheuer, Vice President

with a copy to: Harry D'Agostino, Esq.
D'Agostino, Hoblock, Greisler & Siegal
39 North Pearl Street
Albany, New York 12207

or at such other address as may have been furnished for such purpose to the Bank by the Company in writing.

Section 10.5. Survival of Representations and Warranties. All agreements, representations and warranties contained in the Bank Documents shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of the Bank and the issuance and acceptance of the Letter of Credit. All statements contained in any certificates or other instruments delivered by the Company pursuant hereto shall constitute representations and warranties by the Company under this Agreement.

Section 10.6. Payments on Holidays. Whenever any payment to be made pursuant to this Agreement shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

Section 10.7. Computation of Interest. Except as otherwise provided, all computations of interest with respect to the Letter of Credit hereunder shall be made on the basis of a three hundred sixty-five (365) day year.

Section 10.8. Entire Agreement. The Bank Documents and the Letter of Credit embody the entire agreement and understanding among the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 10.9. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

Section 10.10. Expenses. The Company agrees, regardless of whether or not the Bonds are eventually issued and sold and regardless of whether or not the transactions contemplated hereby shall be consummated, to pay all reasonable expenses incurred by the Bank incident to such transactions in the preparation of documentation relating thereto, including all reasonable fees and disbursement of the counsel (whether special outside counsel or attorneys in its Law Group) of the Bank, for services to the Bank. The Company further agree to pay all like expenses incurred by the Bank in connection with any amendments of or waivers or consents requested by the Company under or with respect to the Bank Documents.

Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 10.12. New York Contract. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

MECHANICAL TECHNOLOGY, INCORPORATED

By:	Name: Cynthia A. Scheuer Title: Vice President

KEYBANK NATIONAL ASSOCIATION

By:	Name: William B. Palmer Title: Vice President

STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF ALBANY	)

On this day of December, 1999, before me the subscriber personally appeared CYNTHIA A. SCHEUER, who being by me duly sworn, did depose and say; that she resides at Castleton, New York, that she is a Vice President of MECHANICAL TECHNOLOGY INCORPORATED, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

NOTARY PUBLIC


STATE OF NEW YORK	)
                        ) ss.:
COUNTY OF ALBANY	)

On this day of December, 1999, before me the subscriber personally appeared WILLIAM B. PALMER, who being by me duly sworn, did depose and say; that he resides at Athens, New York, that he is a Vice President of KEYBANK NATIONAL ASSOCIATION, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.

NOTARY PUBLIC